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                                                                   EXHIBIT 99.1


                          LEXICON GENETICS REPORTS 2006
                         FIRST QUARTER FINANCIAL RESULTS

       LEXICON ACHIEVES 50% REVENUE GROWTH COMPARED TO 2005 FIRST QUARTER

THE WOODLANDS, TEXAS, MAY 2, 2006 -- Lexicon Genetics Incorporated (Nasdaq:
LEXG), a biopharmaceutical company focused on discovering and developing breakthrough treatments for human disease, today reported financial results for the three months ended March 31, 2006.

"Our two lead preclinical drug programs, LX-6171 for cognitive disorders such as Alzheimer's disease and LX-1031 for irritable bowel syndrome, continued to progress toward clinical development," said Arthur T. Sands, M.D., Ph.D., president and chief executive officer. "We anticipate initial clinical regulatory filings for these programs in 2006. Our drug discovery pipeline is advancing, and we believe we have additional programs poised to begin formal preclinical work in 2006."

REVENUES: Lexicon's revenues for the three months ended March 31, 2006 increased
50 percent to $21.0 million from $13.9 million for the corresponding period in 2005. The increase was partially attributable to the achievement of a research milestone in its alliance with Takeda Pharmaceutical Company Limited that resulted in a $5.0 million payment from Takeda. Revenue recognized under Lexicon's biotherapeutics alliance with Organon, its expanded alliance with Genentech, Inc. and its award from the Texas Enterprise Fund also contributed to the increase in revenue. Revenue in the first quarter of 2005 included $4.0 million in technology license fees received from Deltagen, Inc.

RESEARCH AND DEVELOPMENT EXPENSES: Research and development expenses for the three months ended March 31, 2006 increased 17 percent to $26.7 million from $22.8 million for the corresponding period in 2005, primarily due to increased personnel costs and stock-based compensation expense resulting from Lexicon's adoption of SFAS No. 123(R) on January 1, 2006. Research and development expenses for the three months ended March 31, 2006 included non-cash, stock-based compensation expense of $1.1 million.

GENERAL AND ADMINISTRATIVE EXPENSES: General and administrative expenses for the three months ended March 31, 2006 increased 20 percent to $5.3 million from $4.4 million for the corresponding period in 2005, primarily due to stock-based compensation expense resulting from Lexicon's adoption of SFAS No. 123(R) on January 1, 2006. General and administrative expenses for the three months ended
March 31, 2006 included non-cash, stock-based compensation expense of $0.7 million.

NET LOSS: Net loss for the three months ended March 31, 2006 decreased to $10.8 million from a net loss of $13.3 million in the corresponding period in 2005.
Net loss per share for the three months ended March 31, 2006 was $0.17, as compared to $0.21 for the corresponding period in 2005. Net loss for the three months ended March 31, 2006 included non-cash, stock-based compensation expense of $1.8 million, or $0.03 per share.

CASH AND INVESTMENTS: As of March 31, 2006, Lexicon had $87.0 million in cash and investments, including restricted cash and investments, as compared to $99.7 million as of December 31, 2005 and $70.7 million as of March 31, 2005.

"With the achievement of the Takeda milestone, we attained $21.0 million in revenues in the first quarter of 2006," said Julia P. Gregory, Lexicon's executive vice president, corporate development and chief


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financial officer. "Successful performance in our strategic alliances continues to be an important source of funding as our programs progress within our collaborators' pipelines."

FIRST QUARTER 2006 HIGHLIGHTS

ACHIEVED RESEARCH MILESTONE IN TAKEDA ALLIANCE: Takeda Pharmaceutical Company
Limited selected LG474 for therapeutic development, entitling Lexicon to a $5.0 million research milestone payment. LG474 is a cardiology target that was discovered by Lexicon in its Genome5000(TM) program. Lexicon and Takeda entered into an alliance in July 2004 to develop new drugs directed against promising hypertension targets discovered by Lexicon. Takeda is responsible for the screening, medicinal chemistry, preclinical and clinical development and commercialization of drugs directed against Lexicon's targets, and bears all related costs.

HARVESTED NOVEL DISCOVERIES FROM GENOME5000 PROGRAM: Lexicon's Genome5000 program continued to yield new biologically-validated targets for drug discovery. In this program, Lexicon is analyzing 5,000 genes using its proprietary gene knockout technologies and its extensive physiological and behavioral analyses to discover new drug targets from the human genome. To date, Lexicon has completed the analysis of more than 3,300 of these genes and has harvested more than 90 promising targets related to major medical needs.


LEXICON CONFERENCE CALL:

Dr. Arthur T. Sands and Julia P. Gregory will host a conference call at 11:00 a.m. Eastern Time on Tuesday, May 2, 2006 to review Lexicon's operating highlights and its financial results for the first quarter 2006 and to discuss the company's second quarter financial guidance.

The dial-in number for the conference call is 800-946-0744 (within the United
States) or 719-457-2651 (international). The pass code for all callers is 1353417. Investors can access www.lexicon-genetics.com to listen to a live webcast of the call. The webcast will be archived and available for review through May 5, 2006.


ABOUT LEXICON GENETICS

Lexicon Genetics is a biopharmaceutical company focused on discovering and developing breakthrough treatments for human disease. Lexicon is systematically discovering the physiological and behavioral functions of genes to identify potential points of therapeutic intervention, or drug targets. Lexicon makes these discoveries using its proprietary gene knockout technology to model the physiological effects that could be expected from prospective drugs addressing these targets. For targets that the company believes have high pharmaceutical value, it engages in programs for the discovery and development of small molecule, antibody and protein drugs. Lexicon has advanced knockout-validated targets into drug discovery programs in six therapeutic areas: diabetes and obesity, cardiovascular disease, psychiatric and neurological disorders, cancer, immune system disorders and ophthalmic disease. Lexicon is working both independently and through collaborations and strategic alliances to accelerate the development and commercialization of its discoveries. Additional information about Lexicon is available through its corporate website, www.lexicon-genetics.com.


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SAFE HARBOR STATEMENT

This press release contains "forward-looking statements," including statements about Lexicon's growth and future operating results, discovery and development of products, strategic alliances and intellectual property, as well as other matters that are not historical facts or information. These forward-looking statements are based on management's current assumptions and expectations and involve risks, uncertainties and other important factors, specifically including those relating to Lexicon's ability to successfully conduct preclinical development of its drug candidates and advance such candidates into clinical development, achieve its operational objectives, obtain patent protection for its discoveries and establish strategic alliances, as well as those relating to manufacturing, the regulatory process, intellectual property rights, and the therapeutic or commercial value of its drug candidates, that may cause Lexicon's actual results to be materially different from any future results expressed or implied by such forward-looking statements. Information identifying such important factors is contained under "Factors Affecting Forward-Looking
Statements" and "Business -- Risk Factors" in Lexicon's annual report on Form
10-K for the year ended December 31, 2005, as filed with the Securities and Exchange Commission. Lexicon undertakes no obligation to update or revise any such forward-looking statements, whether as a result of new information, future events or otherwise.

                                                       # # #
CONTACT FOR LEXICON GENETICS:
Bobbie Faulkner
Manager, Investor Relations
281/863-3503
bfaulkner@lexgen.com


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                          LEXICON GENETICS INCORPORATED

                             SELECTED FINANCIAL DATA


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
                                                                      -----------------------------------
CONSOLIDATED STATEMENTS OF OPERATIONS DATA                               THREE MONTHS ENDED MARCH 31,
                                                                      -----------------------------------
(In thousands, except per share data)                                       2006                 2005
                                                                      --------------       --------------
                                                                                 (UNAUDITED)
Revenues:
   Collaborative research........................................     $       19,306       $        8,883
   Subscription and license fees.................................              1,649                5,042
                                                                      --------------       --------------
     Total revenues..............................................             20,955               13,925
Operating expenses:
   Research and development, including stock-based
        compensation of $1,149 and ($11), respectively...........             26,672               22,760
   General and administrative, including stock-based
        compensation of $692 and $0, respectively................              5,303                4,432
                                                                      --------------       --------------
     Total operating expenses....................................             31,975               27,192
                                                                      --------------       --------------
Loss from operations.............................................            (11,020)             (13,267)
Interest income..................................................              1,003                  491
Interest expense.................................................               (807)                (805)
Other income, net................................................                 (7)                 315
                                                                      --------------       --------------
Net loss  .......................................................     $      (10,831)      $      (13,266)
                                                                      ==============       ==============

Net loss per common share, basic and diluted.....................     $        (0.17)      $        (0.21)
                                                                      ==============       ==============

Shares used in computing net loss per common share...............             64,566               63,525


                                                                     ---------------------------------------
CONSOLIDATED BALANCE SHEET DATA                                       AS OF MARCH 31,      AS OF DECEMBER 31,
(In thousands)                                                             2006                  2005
                                                                     ----------------     ------------------
                                                                       (UNAUDITED)
Cash and investments, including restricted cash and
   investments of $430..........................................         $   86,984           $   99,695
Property and equipment, net.....................................             83,775               85,265
Goodwill........................................................             25,798               25,798
Intangible assets other than goodwill, net......................                340                  640
Total assets....................................................            203,301              218,714
Deferred revenue................................................             78,449               81,582
Current and long-term debt......................................             36,749               36,940
Accumulated deficit.............................................           (308,261)            (297,430)
Total stockholders' equity .....................................             76,932               85,802
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